UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2019

Avenue Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38114 (Commission File Number)	47-4113275 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor
New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On November 12, 2018, Avenue Therapeutics, Inc. (the “Company”), a subsidiary of Fortress Biotech, Inc. (“Fortress”), entered into a Stock Purchase and Merger Agreement (the “SPMA”) with InvaGen Pharmaceuticals Inc. (the “Buyer”) and Madison Pharmaceuticals Inc., a wholly-owned subsidiary of the Buyer, pursuant to which the Buyer intended to purchase, for $35 million, common stock representing 33.3% of the fully diluted capitalization of the Company (the “Stock Purchase Transaction” and “First Stage Closing”, respectively), and subsequently acquire the remaining issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction (the “Merger Transaction” and “Second Stage Closing”, respectively), for aggregate consideration of $180 million (payable to all non-Buyer shareholders of the Company), subject to certain reductions. In the Merger Transaction, stockholders would also receive certain contingent value rights which represent the right to receive certain contingent cash payments upon the achievement of certain milestones relating to annual net sales and gross profit targets of IV Tramadol, pursuant to a contingent value rights agreement to be entered into between the Company and a rights agent upon the Second Stage Closing (the “CVR Agreement”). Pursuant to the terms and subject to the conditions set forth in the SPMA, the Buyer will, at the Second Stage Closing, hold 100% of the issued and outstanding equity interests of the Company. The Company’s Form 8-K, filed on November 14, 2018, is herein incorporated by reference and further describes the SPMA and other ancillary agreements.

On February 8, 2019, the Company and the Buyer completed the First Stage Closing under the SPMA. In connection with the First Stage Closing, the Company received $35 million from the Buyer and the Buyer received 5,833,333 shares of the Company’s common stock, resulting in an ownership interest in the Company by the Buyer of 33.3% on a fully diluted basis. In connection with the Stock Purchase Transaction, the Company and the Buyer entered into a Registration Rights Agreement with respect to the issued shares, which is described further below.

The Company is filing this Form 8-K in connection with the completion of the First Stage Closing pursuant to the SPMA.

Registration Rights Agreement

On February 8, 2019, the Company and Buyer entered into a Registration Rights Agreement (the “RRA”), pursuant to which, among other things, Buyer has the right to deliver to the Company a written notice requiring the Company to prepare and file with the U.S. Securities and Exchange Commission (“SEC”), a registration statement with respect to resales of some or all registrable securities held by the Buyer. The above description is only a summary of certain terms of the RRA and is qualified in its entirety by the full text of the RRA which is filed with this Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 8, 2019, Dr. Akhtar Samad and Michael S. Weiss each resigned as a member of the Board of Directors of the Company (the “Board”). The foregoing resignations were not the result from any disagreement with the Company, or any matter related to the Company’s operations, policies or practices, the Company’s management or the Board. In connection with their resignations, the Board approved the acceleration and full vesting as of February 8, 2019, of 64,663 shares of restricted common stock of the Company (“Restricted Stock”) owned by Dr. Akhtar Samad and 24,663 shares of Restricted Stock owned by Michael S. Weiss.

Immediately thereafter, the Board elected Jaideep Gogtay and Nishant Saxena (the “Buyer Directors”) as new members of the Board pursuant to the SPMA. In connection with the execution and delivery of the SPMA, the Company, certain stockholders of the Company, including Fortress and the Buyer, entered into a stockholders agreement (the “Stockholders Agreement”), pursuant to which, among other things, the Buyer obtained the right to nominate three directors to the Company’s seven member Board, one of whom must qualify as an independent director, upon the closing of the Stock Purchase Transaction. At this time, the Buyer exercised its right to nominate two directors to the Board, Dr. Gogtay and Mr. Saxena (neither of which qualifies as an independent director). The Stockholders Agreement also entitles the Buyer to certain veto rights over certain Company actions. The above description is only a summary of certain terms and is qualified in its entirety by the full text of the Stockholders Agreement which is filed with this Report on Form 8-K.

Dr. Jaideep A. Gogtay, 52, completed his medical graduation (M.B., B.S) from Grant Medical College and Sir J J Group of Hospitals in Mumbai. He then completed his M.D, in Pharmacology from Seth GS Medical College and KEM Hospital. During his post graduate days, he worked as a lecturer in pharmacology. Since 1994, he has been working with Cipla Ltd. where he currently serves as Global Chief Medical Officer. He has closely been involved in the development and introduction of several drugs in various therapeutic fields, particularly HIV/AIDS, infectious diseases and respiratory diseases. He has worked on several clinical trials in the field of asthma and Chronic Obstructive Pulmonary Disease and infectious diseases. He was involved in setting up the Chest Research Foundation (CRF). This Foundation is now an independent research center dedicated to conducting research in the field of respiratory medicine.  He has participated and spoken at several national and international forums, and has been actively involved in educational activities. He was a member of the Association of Physicians of India guidelines 2005 on ‘Antiretroviral Therapy’ and has 40 publications and has presented at over 50 conferences. He has also participated in research methodology workshops with academic institutes.

Nishant Saxena, 42, is the Global Chief Strategy Officer of Cipla Ltd., one of the largest pharmaceutical companies in India with revenues of $2.3 Billion, over 23,000 employees and presence in over 80 countries. He was previously Regional Chief Financial Officer of Cipla South Africa. Prior to that, he was an award-winning entrepreneur and worked with Procter & Gamble Company (“P&G”), the consumer goods giant. As one of industry’s leading strategist in the pharmaceutical space, he has to his credit two awards: ‘Young CFO of the Year’ and ‘Best In Class High Performance Team’.  He brings more than 18 years of corporate experience in strategy, finance and leadership. He previously worked with P&G in M&A, Finance and General Management. He has worked as an expat in Japan, Philippines, Singapore and South Africa, has done short stints in Australia, Korea, and China, and was consistently rated a top performer. Nishant started the National Award-Winning Elements Akademia and was profiled as a “Leader-in-Making” (Business World), “Path-Breaker CEO” (Economic Times), “India’s Hottest Start-Ups” (Business Today) and “One of 50 Social Entrepreneurs Making India Better” (Outlook Business). He was recognized by the World Bank for high-impact social entrepreneurship and for training and placing more than 10,000 unskilled youth. He also sits on the board of two not-for-profit organizations: P&G Alumni Foundation and IIM Amritsar.

Effective February 8, 2019, the Board also appointed Joseph Vazzano as Chief Financial Officer of the Company. Mr. Vazzano previously served as the Company’s Vice President of Finance and Corporate Controller since August 2017. He will remain the principal financial officer of the Company.

Prior to joining the Company, Mr. Vazzano served as Assistant Corporate Controller at Intercept Pharmaceuticals, Inc., a publicly-traded biotechnology company, which he joined in 2016, and where he helped grow the finance and accounting department during Intercept’s transition from a development-stage company to a fully integrated commercial organization. Prior to joining Intercept, Mr. Vazzano served as the Assistant Controller at Pernix Therapeutics, a publicly-traded specialty pharmaceutical company, where he successfully built an accounting and finance team after the closure of the South Carolina office location. From 2010 to 2015, he held various roles of increasing responsibility in finance and accounting at NPS Pharmaceuticals, a publicly-traded biotechnology company acquired by Shire Pharmaceuticals in 2015. He began his professional career with KPMG, LLP, where he served as a senior auditor. Mr. Vazzano has a Bachelor of Science degree in Accounting from Lehigh University and is a Certified Public Accountant in the State of New Jersey.

No family relationships exist between the Buyer Directors or Mr. Vazzano and any directors of the Company.

Additionally, except as described above, there are no arrangements between the Buyer Directors or Mr. Vazzano and any other person pursuant to which they were selected as directors or officers, respectively, nor are there any transactions to which Company is or was a participant and in which the Buyer Directors or Mr. Vazzano have a material interest subject to disclosure as a related party transaction under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 8, 2019, the Board approved and adopted the amended and restated Bylaws of the Company, effective immediately (the “Bylaws”). The Board amended Section 3 of the Bylaws to include, among other things, the Buyer’s right to nominate the Buyer Directors and that the Buyer’s consent would be required to change the size of the Board.

The above description is a summary of the material changes to the Bylaws, and is qualified in its entirety by the full text of the Bylaws, which is filed with this Report on Form 8-K.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On February 6, 2019, the Company held a special meeting of stockholders (the “Special Meeting”) to consider and vote on a proposal to approve and adopt the SPMA and the ancillary agreements thereto, and the consummation of the transactions contemplated thereby, including the Stock Purchase Transaction and the Merger Transaction, and the appointment of a rights agent in connection with the CVR Agreement (the “SPMA Proposal”). At the Special Meeting, the stockholders approved the SPMA Proposal. The Company’s Form 8-K, filed on November 14, 2018, is herein incorporated by reference and further describes the SPMA and other ancillary agreements.

At the Special Meeting, the SPMA Proposal was approved by the majorities of the Company’s stockholders required under the Delaware General Corporation Law and pursuant to the SPMA. The final voting result with respect to the SPMA Proposal is described below. For more information on the proposal, see the Company’s definitive proxy statement filed with the SEC on December 21, 2018, as supplemented on January 25, 2019.

The vote with respect to the approval and adoption of the SPMA Proposal was as follows:

Shares	For	Against	Abstain	Broker Non-Votes
Common	7,617,271	70,450	53,356	0

In addition, holders of all of the Company’s issued and outstanding Class A Preferred Stock voted all of their preferred shares in favor of the SPMA Proposal.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Bylaws of Avenue Therapeutics, Inc.

10.1	Stock Purchase and Merger Agreement, dated as of November 12, 2018, by and between Avenue Therapeutics, Inc., InvaGen Pharmaceuticals Inc. and Madison Pharmaceuticals Inc., incorporated herein by reference from the Company’s Form 8-K filed on November 14, 2018.

10.2	Stockholders Agreement, dated as of November 12, 2018, by and between Avenue Therapeutics, Inc., Fortress Biotech, Inc., Dr. Lucy Lu, M.D. and InvaGen Pharmaceuticals Inc., incorporated herein by reference from the Company’s Form 8-K filed on November 14, 2018.

10.3	Credit Agreement, dated as of November 12, 2018, by and between Avenue Therapeutics, Inc. and InvaGen Pharmaceuticals Inc., incorporated herein by reference from the Company’s Form 8-K filed on November 14, 2018.

10.4	Guaranty, dated as of November 12, 2018, by and between Fortress Biotech, Inc. and InvaGen Pharmaceuticals Inc., incorporated herein by reference from the Company’s Form 8-K filed on November 14, 2018.

10.5	Voting and Support Agreement, dated as of November 12, 2018, by and between Avenue Therapeutics, Inc., Fortress Biotech, Inc., Dr. Lucy Lu, M.D. and InvaGen Pharmaceuticals Inc., incorporated herein by reference from the Company’s Form 8-K filed on November 14, 2018.

10.6	Waiver Agreement, dated as of November 12, 2018, by and between Avenue Therapeutics, Inc., Fortress Biotech, Inc. and InvaGen Pharmaceuticals Inc., incorporated herein by reference from the Company’s Form 8-K filed on November 14, 2018.

10.7	Restrictive Covenant Agreement, dated as of November 12, 2018, by and between Fortress Biotech, Inc. and InvaGen Pharmaceuticals Inc., incorporated herein by reference from the Company’s Form 8-K filed on November 14, 2018.

10.8	Indemnification Agreement, dated as of November 12, 2018, by and between Fortress Biotech, Inc. and InvaGen Pharmaceuticals Inc., incorporated herein by reference from the Company’s Form 8-K filed on November 14, 2018.

10.9	Restrictive Covenant Agreement, dated as of November 12, 2018, by and between Dr. Lucy Lu, M.D. and InvaGen Pharmaceuticals Inc., incorporated herein by reference from the Company’s Form 8-K filed on November 14, 2018.

10.10	First Amendment to Executive Employment Agreement, dated as of November 12, 2018, by and between Avenue Therapeutics, Inc. and Dr. Lucy Lu, M.D., incorporated herein by reference from the Company’s Form 8-K filed on November 14, 2018.

10.11	Registration Rights Agreement, dated February 8, 2019, by and between Avenue Therapeutics, Inc. and InvaGen Pharmaceuticals Inc.

10.12	Form of CVR Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENUE THERAPEUTICS, INC.
(Registrant)

Date: February 11, 2019	By: /s/ Lucy Lu, M.D.
Name: Lucy Lu, M.D.
Title: President and Chief Executive Officer